INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to the Registration Statement No. 33-32246 on Form N-1A of the John Hancock Tax-Free Bond Trust of our report dated October 10, 2003 appearing in the Annual Report to the Board of Trustees and Shareholders of John Hancock Tax-Free Bond Fund and John Hancock High Yield Municipal Bond Fund for the year ended August 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
------------------------
Boston, Massachusetts
December 24, 2003